Exhibit 16.1

June 3, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Broadway Financial Corp dated June 3, 2014 and are in agreement with those statements.

/s/Crowe Horwath LLP

Crowe Horwath LLP
Costa Mesa, California

cc:                    Mr. Albert Odell Maddox

Audit Committee Chairman

Broadway Financial Corp